SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Tenth Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 28, 2005, Microtune, Inc. (the “Company”) entered into a letter agreement with Rob-Roy J. Graham, regarding his voluntary resignation from his executive officer position as Vice President, Chief Development Officer and Secretary of the Company (the “Separation Agreement”).

Under the terms of the Separation Agreement, Mr. Graham agreed to resign from all of his officer, director and/or manager positions with the Company and its subsidiaries. Mr. Graham will assist in the transition of his duties as an employee of the Company until May 31, 2005, and will perform certain consulting services for the Company until the earlier of (i) November 15, 2005, or (ii) his acceptance of new permanent employment. In exchange for the covenants, promises and releases contained in the Separation Agreement, Mr. Graham will receive certain compensation and benefits more fully described in the Separation Agreement.

A copy of the Separation Agreement between the Company and Mr. Graham is filed as Exhibit 10.1 to this report. A copy of the press release announcing Mr. Graham’s resignation from the Company is filed as Exhibit 99.1 to this report.

ITEM 7.01. REGULATION FD DISCLOSURE

On April 28, 2005, in connection with its release of earnings for the first quarter of 2005, the Company announced that it had extended an offer to a chief financial officer candidate and such offer had been accepted. The Company intends to make a formal announcement prior to the commencement of the candidate’s employment.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

        Exhibit 10.1—Letter agreement, dated April 28, 2005, between the Company and Rob-Rob J. Graham regarding the terms and conditions of Mr. Graham’s resignation from the Company as Vice President, Chief Development Officer and Secretary.

        Exhibit 99.1 - Press release, dated April 28, 2005, announcing Mr. Graham’s resignation from the Company as Vice President, Chief Development Officer and Secretary.

* * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microtune, Inc.

By:	/s/ James A. Fontaine
James A. Fontaine Chief Executive Officer

Date: April 28, 2005